EXHIBIT 99.01
Chegg Announces Full Repayment of Convertible Notes

SAN FRANCISCO — September 1, 2026 — Chegg, Inc. (NYSE: CHGG), a global learning and workforce skilling company, today announced that it has repaid, at maturity, the remaining $33.9 million aggregate principal amount of its 0% convertible senior notes due on September 1, 2026 (the "2026 Notes"). With this repayment, the 2026 Notes have been fully retired, and Chegg has no outstanding debt.

“Achieving a debt-free balance sheet is an important milestone for Chegg and reflects the significant progress we have made in strengthening our financial position,” said David Longo, Chief Financial Officer of Chegg. “We have taken meaningful actions to reduce costs and improve cash flow. With no debt and a stronger financial foundation, we have the financial flexibility to execute on our strategy and create long-term value for our shareholders.”

As of June 30, 2026, Chegg had $72 million in cash, cash equivalents, and investments. After giving pro forma effect to the repayment of the 2026 Notes, cash, cash equivalents, and investments would have been approximately $38 million.

About Chegg

Chegg is a learning and employability platform that helps students and lifelong learners build the skills, confidence, and career readiness to succeed from learning to earning, while helping businesses develop and upskill their workforce. Through AI-powered, personalized experiences, Chegg supports learners across academics, workplace readiness, professional upskilling, and language learning. By combining proprietary data, AI, and deep insight into how students learn and build their careers, Chegg remains committed to improving employability and creating better outcomes for learners and employers. Chegg is a publicly held company and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Investor Contact: Tracey Ford, IR@chegg.com
Media Contact: press@chegg.com